EXHIBIT 99.1

Sirna Therapeutics Announces RNAi Therapeutic Development Program to Address Huntington’s Disease

Wednesday October 20, 7:30 am ET

Sirna Partners With Huntington’s Disease Society of America

Studies Ongoing With Collaborators at University of Iowa to Assess RNAi-Based Compounds for Neurodegeneration

BOULDER, Colo., Oct. 20 /PRNewswire-FirstCall/ — Sirna Therapeutics, Inc. (Nasdaq: RNAI - News) today announced that the Company is moving forward with the development of an RNA interference (RNAI)-based treatment for Huntington’s Disease. Huntington’s Disease (HD) is a devastating, degenerative brain disorder for which there is, at present, no effective treatment or cure. HD affects more than 30,000 people in the United States, with another 200,000 at risk of inheriting the deadly gene. Early in 2005, Sirna expects to select investigational compounds for preclinical development based on the groundbreaking work of the Company’s research collaborator, Dr. Beverly Davidson at the University of Iowa. Sirna also announced today its collaboration with the Huntington’s Disease Society of America (HDSA) and is looking forward to working with the Society’s network of clinical investigators.

Howard Robin, Sirna’s President and Chief Executive Officer, commented, “We are extremely proud of our new relationship with the Huntington’s Disease Society of America. The Society’s efforts have been instrumental in bringing hope to patients and their families affected by this devastating disease. Sirna’s researchers and scientists are dedicated to suppressing the expression of the gene that causes Huntington’s Disease.”

Dr. Roberto Guerciolini, Senior Vice President of Development and Chief Medical Officer at Sirna Therapeutics, commented, “For many neurodegenerative diseases, including Huntington’s Disease, treatments are either non-existent or can do little to stop or reverse the progression of the disease. Together with our collaborator, Dr. Beverly Davidson, Sirna is leading the effort to develop an effective treatment for Huntington’s Disease.”

Sirna’s collaborator, Dr. Beverly Davidson, recently demonstrated that a short interfering RNA (siRNA) efficiently inhibited gene expression in an animal model of a disease mimicking spinocerebellar ataxia 1 (SCA1), a member of a class of inherited human neurodegenerative diseases that includes Huntington’s Disease. The study appeared in the August issue of Nature Medicine (Volume 10, pp 816, August 2004). The Company has exclusively licensed key patents from the University of Iowa Research Foundation for the use of RNAi technology in the field of neurological diseases, including those relating to SCA1, Huntington’s, Parkinson’s and Alzheimer’s Diseases. These patents complement Sirna’s intellectual property in Huntington’s Disease and further strengthen the Company’s broad intellectual property portfolio covering the seminal RNAi technology, chemical modifications, therapeutic targets, delivery and manufacturing of siRNAs.

About RNA Interference

Sirna Therapeutics is using its proprietary technology and expertise in nucleic acids to develop a new class of nucleic acid-based therapeutics involving RNA interference. RNAi is a mechanism used by cells to regulate the expression of genes and replication of viruses. The RNA interference mechanism uses short interfering RNA (siRNA) to induce the destruction of target RNA using naturally occurring cellular protein machinery. Harnessing the natural phenomenon of RNAi holds potential for the development of a new class of drugs with specificity towards a wide range of diseases that result from undesirable protein production or viral replication.

About the Huntington’s Disease Society of America

The Huntington’s Disease Society of America (HDSA) is a voluntary health agency with chapters, affiliates, support groups and Centers of Excellence throughout the United States. The Huntington’s Disease Society of America (HDSA) funds and supports research to find a cure, helps people and families affected by the disease, and educates the public and healthcare professionals about this genetic disease.

The organization was founded by the late Marjorie Guthrie, widow of famous folk singer Woody Guthrie after he died of complications related to Huntington’s Disease in 1967.

About Sirna Therapeutics

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), hepatitis, oncology, and diseases of the central nervous system. Sirna has filed an IND for its most advanced compound, Sirna-027, a chemically modified siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. The Company has strategic partnerships with Eli Lilly and Archemix and a leading intellectual property portfolio in RNAi. More information on Sirna Therapeutics is available on the Company’s web site at http://www.sirna.com.

Statements in this press release which are not strictly historical are “forward-looking” statements which should be considered as subject to many risks and uncertainties. For example, Sirna’s ability to select promising investigational compounds for preclinical development and its ability to achieve any progress in suppressing gene expression for Huntington’s Disease, are subject to considerable scientific uncertainty. Other risks and uncertainties include Sirna’s early stage of development and short operating history, whether Sirna can achieve and maintain profitability, whether Sirna can obtain and protect patents, the risk of third-party patent infringement claims, whether Sirna can engage collaborators and obtain regulatory approval for products, Sirna’s concentration of stock ownership, and availability of materials for product manufacturing. These and additional risk factors are identified in Sirna’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Sirna Contact: Martin E. Schmieg, Senior Vice President and Chief Financial Officer, Sirna Therapeutics, Inc., 303-449-6500

Media Contact: Justin Jackson, jjackson@burnsmc.com; Investor Contact: Aline Schimmel, aschimmel@burnsmc.com, Burns McClellan, Inc., 212-213-0006

HDSA contact: Deb Lovecky, 212-242-1968 extension 28, Dlovecky@hdsa.org.

Source: Sirna Therapeutics, Inc.